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The CIT Group, Inc. Announces Consent Solicitation For Its 5.875% Senior Debt
Securities due 2008 9.25% Senior Subordinated Debt Securities due 2001 8.375% Senior Subordinated Debt Securities due 2001

LIVINGSTON, NJ--November 23, 1999--The CIT Group, Inc. (NYSE: CIT; TSE:CGN) announced today the commencement of a consent solicitation from the holders of its $200,000,000 in principal amount 5.875% Senior Debt Securities due 2008, $100,000,000 in principal amount 9.25% Senior Subordinated Debt Securities due 2001 and $100,000,000 in principal amount 8.375% Senior Subordinated Debt Securities due 2001 (collectively, the "Debt Securities"). The record date has been set as the close of business on November 22, 1999.

CIT is soliciting consents to conform the negative pledge clause in the indentures for these Debt Securities to the negative pledge clause in CIT's current indenture. This consent would provide CIT and its subsidiaries greater flexibility in structuring financial transactions arising out of CIT's operating businesses, including securitizations.

CIT is offering a cash consent payment of (i) $3.00, with respect to the Senior Debt Securities and (ii) $1.50, with respect to the Senior Subordinated Debt Securities, in each case, per $1,000 in principal amount of the Debt Securities to all holders of record who consent (and do not revoke their consent) to the proposed amendment on or prior to December 6, 1999.

The consent payment is conditioned upon, among other things, the receipt of consents from holders of at least two-thirds in aggregate principal amount of each series of Debt Securities. The consent solicitation expires at 5:00 p.m., New York time, on December 6, 1999, unless extended.

Lehman Brothers Inc. is serving as Solicitation Agent in connection with the consent solicitation. Questions regarding the terms of the consent solicitation may be directed to the Solicitation Agent at Toll Free: 800-438-3242, Attention: Scott Macklin.

D.F. King & Co., Inc. is serving as Information Agent. Questions regarding the delivery procedures for the consents and requests for additional copies of the consent solicitation statement or related documents may be directed to the Information Agent at Toll Free: 800-848-2998.

CIT is a leading diversified finance company offering commercial financing secured by various types of collateral. Historically, CIT has operated almost exclusively in the United States and has marketed its products and services to smaller, middle-market and larger businesses and to individuals through a nationwide distribution network. CIT has been in business since 1908 and is recognized as a leader in many of the markets it serves.

On November 15, 1999, CIT acquired Newcourt Credit Group Inc. Newcourt is one of the world's largest independent, non-bank financial services companies. Newcourt originates, sells, co-invests in and manages asset-based financings

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Newcourt originates the financing of a broad range of equipment and capital assets by way of secured loans, conditional sales contracts and financial leases.